Exhibit 99.1

STR HOLDINGS, INC. REPORTS PLAN TO CLOSE ITS MALAYSIA FACILITY

Enfield, Conn. — July 27, 2015 — STR Holdings, Inc. (NYSE: STRI) today announced its decision to close its Malaysia facility.

The Company plans to cease operations at its Malaysian encapsulant production facility, effective August 2, 2015, following a recent decision by the Company’s largest customer to exit its OEM module production in Malaysia.  The Company expects to continue to fulfill orders to this customer from its Spain and China facilities.

Other factors contributing to the decision to close the plant include underutilization, increasing costs in Malaysia resulting from the recent introduction of a Goods & Services Tax (GST), and the newly launched investigation by the European Commission that may result in anti-dumping and countervailing duties on solar cells and modules consigned from China and assembled in Malaysia and Taiwan.

“We have enjoyed much success over the years in Malaysia and owe a debt of gratitude to our loyal employees, the Malaysian Government and the Port of Tanjung Pelepas.” said Robert S. Yorgensen, the Company’s Chairman, President and CEO. “Unfortunately, the conditions at our factory in Malaysia have changed to the point where it is no longer economical to continue production. On a positive note, we expect the closure and liquidation of assets at this facility to ultimately strengthen our cash position and increase utilization in our Spanish and Chinese factories as work is repositioned.”

The Company is in the process of engaging agents to sell its Malaysian real estate, recently appraised at approximately $8 million, as well as the associated production and ancillary equipment.  The Company expects to incur approximately $1.0 million to $1.5 million of associated non-recurring severance and other exit costs during the second half of 2015, partially offset by the sale of production and ancillary equipment, and further expects to generate approximately $2.4 million of associated annual pre-tax savings on a going forward basis. The Company plans to transfer its Malaysian raw material inventory to the Company’s existing Spain and China manufacturing facilities, which will continue to operate in the normal course.

STR’s Vice President and Chief Financial Officer, Joseph C. Radziewicz, stated, “We want to thank our outstanding employees at our Malaysia facility for their dedicated years of service to STR since this plant’s inception in 2008.  Although the decision to close our Malaysia facility is a very difficult one, it is a critical step in focusing our resources and the sale of this underutilized asset should unlock capital and liquidity that can be redeployed with the intent of increasing stockholder value.”

On-Going Assessment of Our Business and Strategic Alternatives

The Company is actively monitoring and evaluating its financial and operational performance, including sales levels, new customer wins, and its cash position.  The Company continues to work closely with its majority shareholder, Zhenfa, to strengthen its encapsulant business and further evaluate and develop other synergistic opportunities arising from the December 2014 transaction between the two companies.

About STR Holdings, Inc.

STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strsolar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and include, without limitation, statements relating to the expected costs and benefits of the planned shut-down and sale of the Company’s Malaysian real estate, or expected synergies from the Zhenfa transaction. The Company cannot assure that it will be able to sell its Malaysian real estate on a timely basis or on favorable terms, if at all, that the costs or closure of that facility will not be higher than anticipated, or that the Company will be able to achieve its expected tax savings. Moreover, the Company’s encapsulant business remains challenging and there can be no assurance that the Company will be able to realize significant synergies from its Zhenfa transaction. Other risks and uncertainties relating to the Company’s business include, but are not limited to, the statements regarding the following: (1) incurring substantial losses for the foreseeable future and the Company’s inability to achieve or sustain profitability in the future; (2) the potential impact of pursuing strategic alternatives, including dissolution and liquidation of our Company; (3) our reliance on a single product line; (4) our securing sales to new customers, growing sales to existing key customers and increasing our market share, particularly in China; (5) customer concentration in our business and our relationships with and dependence on key customers; (6) the outsourcing arrangements and reliance on third parties for the manufacture of a portion of our encapsulants; (7) technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete; (8) competition; (9) excess capacity in the solar supply chain; (10) demand for solar energy in general and solar modules in particular; (11) our operations and assets in China being subject to significant political and economic uncertainties; (12) limited legal recourse under the laws of China if disputes arise; (13) our ability to adequately protect our intellectual property, particularly during the outsource manufacturing of our products in China; (14) our lack of credit facility and our inability to obtain credit; (15) a significant reduction or elimination of government subsidies and economic incentives or a change in government policies that promote the use of solar energy, particularly in China and the United States; (16) volatility in commodity costs; (17) our customers’ financial profile causing additional credit risk on our accounts receivable; (18) our dependence on a limited number of third-party suppliers for raw materials for our encapsulants and other significant materials used in our process; (19) potential product performance matters and product liability; (20) our substantial international operations and shift of business focus to emerging markets; (21) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues; (22) losses of financial incentives from government bodies in certain foreign jurisdictions; (23) compliance with the Continued Listing Criteria of the NYSE; (24) the ability to realize synergies from the transaction with Zhenfa Energy Group Co., Ltd., and (25) the other risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent periodic reports on Form 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in our filings which are available on http://www.sec.gov or http://www.strsolar.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. We undertake no obligation to publicly update any forward-looking statement contained in this press release whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Vice President and Chief Financial Officer

+1 (860) 265-1247

joseph.radziewicz@strholdings.com